Exhibit 2.81

BARBARA K. CEGAVSKE Secretary of State 202 North Carson Street Carson City, Nevada 89701 - 4201 (775) 684 - 5708 Website: www.nvsos.gov Certificate of Amendment (PURSUANT TO NRS 78.385 AND 78.390) USE BLACK INK ONLY - DO NOT HIGHLIGHT ABOVE SPACE IS FOR OFFICE USE ONLY Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock) 1. Name of corporation: 2. The articles have been amended as follows: (provide article numbers, if available) 3 . The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: Time: (must not be later than 90 days after the certificate is filed) 5. Signature: (required) Signature of Officer *If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof . IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected. Nevada Secretary of State Amend Profit - After This form must be accompanied by appropriate fees. Revised: 1 - 5 - 15 X DC!<!>D * 090204* E Med Future Inc ARTICLE IV. The aggregate number of shares that the Corporation will have authority to issue is Seven Hundred Fifty Million and Fifteen shares (750,000,015), of which Seven Hundred Fifty Million (750,000,000) shares will be Common Stock, with a par value of$0.001 per share, and Ten Million and Fifteen (10,000,015) shares will be preferred stock, with a par value of $0.001 per share. Shares of any class of stock may be issued, without shareholder action, from time to time in one or more series as may from time to time be determined by the board of directors. 42,000,000 4. Effective date and time of filing: (optional) Date: 09/15/2021 11:53 am

BARBARA K. CEGAVSKE Secretary of State 202 North Carson Street Carson City, Nevada 89701 - 4201 (775) 684 - 5708 Website: www.nvsos.gov Filing Instructions for the Amendments Division IMPORTANT: READ ALL INSTRUCTIONS CAREFULLY BEFORE COMPLETING FORM. Dear Customer: We value your patronage and desire to provide you the best service possible. In an effort to facilitate your filing we would appreciate your taking a moment to read the following before submitting your document. Failure to include any of the information required on the form may cause the filing to be rejected. - Thank you - 1.) One file stamped copy of the filing will be returned at no additional charge for most filings. Dissolutions, Cancellations and Withdrawals do not receive a file stamped copy unless requested at the time of filing. To receive a certified copy, enclose an additional $30.00 per certification. A copy fee of $2.00 per page is required for each additional copy generated when ordering 2 or more file stamped or certified copies. Appropriate instructions must accompany your order. 2.) If paying for expedite service, include the word “EXPEDITE” in your correspondence. 3.) Verify filing is submitted on the correct form prescribed by the Secretary of State. 4.) Forms must include appropriate signatures as required. 5.) If applicable, include the appropriate names and addresses as requested on the form. 6.) If adding new managers or general partners, their names and addresses must be set forth. 7.) Documents must reflect the complete name of the entity as registered with the Secretary of State. 8.) Attach all pages that are referenced as attachments. 9.) All documents must be legible for filming and/or scanning. 10.) If filing restated articles (containing newly amended articles, deletions or additions), provide a form prescribed by the Secretary of State indicating which articles have been amended, deleted or added. Furthermore, the articles must contain the necessary amendment language as required by the statutes governing amendments for that type of business entity. 11.) Verify that the status of the entity is not revoked. Verification may be made by visiting our Web site at www.nvsos.gov or calling this office. 12.) The correct filing date must be provided when required. 13.) All required information must be completed and appropriate boxes checked or filing will be rejected. 14.) Please contact this office for assistance if you are unsure of the filing fee for your document. All forms may be downloaded from our Web site www.nvsos.gov . The Nevada Revised Statutes may be obtained at http://www.leg.state.nv.us/NRS. Filing may be submitted at the office of the Secretary of State or by mail at the following addresses: MAIN OFFICE: Regular and Expedited Filings SATELLITE OFFICE: Expedited Filings Only Secretary of State Amendments Division 202 North Carson Street Carson City NV 89701 - 4201 Phone: 775 - 684 - 5708 Fax: 775 - 684 - 5731 Secretary of State – Las Vegas North Las Vegas City Hall 2250 North Las Vegas Blvd, 4th Floor, North Las Vegas, NV 89030 Phone: 702 - 486 - 2880 Fax: 702 - 486 - 2888 Nevada Secretary of State AM Instructions Revised on: 7 - 26 - 18

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Customer Order Instructions

SUBMIT THIS COMPLETED FORM WITH YOUR FILING

USE BLACK INK ONLY - DO NOT HIGHLIGHT

Processing Service Requested: [X] Regular [ ] 24-Hour Expedite (additional fee included)

Name of Entity: E Med Future Inc

Date: 09/15/2021

Return to:
E Med Future Inc
4054 Sawyer Road
Sarasota, FL 34233

Contact Name: Vincent Payne

Phone: (941) 259-8005

Return Delivery: (email or fax options do not receive a copy via mail; must be ordered separately)

[X] Email to: vince.payne@dseincorporated.com

[ ] Fax to:

[ ] Hold for Pick Up [ ] Mail to Address Above [ ] FedEx: Acct #

[ ] Other: (explain below)

Order Description: (include items being ordered and fee breakdown)*

***PLEASE NOTE:** this office keeps the original paperwork. The first file stamped copy ordered at the time of filing is at no charge. Each additional copy is **$2.00** per page (plus **$30.00** for each certification).

Total Amount:

Method of Payment:

[ ] Check/Money Order [X] Credit Card (attach ePayment checklist) [ ] Trust Account:

[ ] Use balance remaining in job #

Nevada Secretary of State Customer Order Instructions
Revised: 1-5-15

1 or 2 - Hour Expedite Customer Order Instructions BARBARA K. CEGAVSKE Secretary of State 202 North Carson Street Carson City, Nevada 89701 - 4201 (775) 684 - 5708 Website: www.nvsos.gov SUBMIT THIS COMPLETED FORM WITH YOUR FILING USE BLACK INK ONLY - DO NOT HIGHLIGHT 1 - Hour Expedite (additional $1000.00 fee included) 2 - Hour Expedite (additional $500.00 fee included) Processing Service Requested: Date: Phone: Name of Entity: Contact Name: Return to: Return Delivery: Mail to Address Above Email to: Hold for Pick Up Other: (explain below) Fax to: FedEx: Acct # Order Description: (include items being ordered and fee breakdown) * Total Amount: Trust Account: *PLEASE NOTE: this office keeps the original paperwork. The first file stamped copy ordered at the time of filing is at no charge. Each additional copy is $2.00 per page (plus $30.00 for each certification). Method of Payment: Check/Money Order Credit Card (attach ePayment checklist) Use balance remaining in job # Nevada Secretary of State 1 - 2 Hr Customer Order Instructions Revised: 1 - 5 - 15 D<=!>!?D 230405

Nevada Secretary of State Expedite Guidelines Revised: 1 - 5 - 15 IMPORTANT: To ensure expedited service, please mark “Expedite” in a conspicuous place at the top of the service request. Please indicate method of delivery. 24 - HOUR EXPEDITE SERVICE The Secretary of State offers a 24 - hour expedite service on most filings processed by this office. If you choose to utilize this service, please enclose with your filing the additional expedite fee. Please note that this expedite fee is in addition to the standard fee charged on each filing and/or order. Check the 24 - hour expedite box on your customer order instruction form. If not using our order form, state clearly in your cover letter that you are requesting 24 - hour expedited service, include your telephone number and return information. Attach the order form or cover sheet to the top of your filing and submit to this office. Each filing will be returned by U.S.P.S. regular mail unless other arrangements are made. This office does not fax confirmation of a 24 - hour expedite. The fee for 24 - hour handling ranges from $25.00 to $125.00. Please consult our fee schedules for the appropriate 24 - hour expedite fee. If you require assistance, please contact this office. Time Constraints : Each filing submitted receives same day filing date and may be picked up within 24 - hours . Filings to be mailed the next business day if received by 2 : 00 pm of receipt date and no later than the 2 nd business day if received after 2 : 00 pm . Expedite period begins when filing or service request is received in this office in fileable form . 2 - HOUR EXPEDITE SERVICE The Secretary of State offers a 2 - hour expedite service on most filings processed by this office. If you choose to utilize the 2 - hour expedite service, please enclose with your filing an additional $500.00 per filing and/or order. Please note that this expedite fee is in addition to the standard fee charged on each filing and/or order. Complete and submit the 2 - hour customer order instruction form. If not using our order form, state clearly in your cover letter that you are requesting 2 - hour expedited service and include your telephone number and return information. Attach the order form or cover sheet to the top of your filing and submit to this office. Each filing will be returned by U.S.P.S. regular mail unless other arrangements are made. 1 - HOUR EXPEDITE SERVICE The Secretary of State offers a 1 - hour expedite service on most filings processed by this office. If you choose to utilize the 1 - hour expedite service, please enclose with your filing an additional $1000.00 per filing and/or order. Please note that this expedite fee is in addition to the standard fee charged on each filing and/or order. Complete and submit the 1 - hour customer order instruction form. If not using our order form, state clearly in your cover letter that you are requesting 1 - hour expedited service and include your telephone number and return information. Attach the order form or cover sheet to the top of your filing and submit to this office. Each filing will be returned by U.S.P.S. regular mail unless other arrangements are made. 1 - Hour and 2 - Hour Time Constraints: Each filing submitted for either 1 - hour or 2 - hour expedite receives same day filing date and will be acknowledged by fax or e - mail within expedite service time. Failure to indicate method of acknowledgement (fax or e - mail) or to provide a correct fax number or e - mail address may prevent the Secretary of State from acknowledging the filing of such documents. Filings may be picked up within the expedite service period. Filings to be mailed will be mailed out no later than the next business day following receipt. Expedite period begins when filing or service request is received in this office in fileable form. The Secretary of State reserves the right to extend the expedite period in times of extreme volume, staff shortages or equipment malfunction. These extensions are few and will rarely extend more than a few hours. 24 - hour, 2 - hour and 1 - hour Expedite Service Guidelines BARBARA K. CEGAVSKE Secretary of State 202 North Carson Street Carson City, Nevada 89701 - 4201 Phone: (775) 684 - 5708 Website: www.nvsos.gov

230105

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

ePayment Checklist
(For Counter, Fax and Mail Requests)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

Service Type: ☐ Counter ☒ Mail ☐ Fax

Order Processing Requested: (Expedite Processing *Requires* Additional Fees)

☒ Regular Processing ☐ 24-HOUR Expedite ☐ 2-HOUR Expedite ☐ 1-HOUR Expedite

Payment by Card *(card holder name and billing address required below)*

Card Type: ☒ VISA ☐ MasterCard ☐ Discover ☐ American Express

Customer Credit Card Number: 4 4 8 5 4 5 2 0 0 0 0 2 3 1 3 4

V CODE*: 3 5 4

* 3-digit number found on the far right of the backside of VISA, MasterCard and Discover cards
4-digit number found on the front right side of American Express card.

NOTICE: *For security and verification purposes, all credit card payments must include the 3 or 4-digit CVV2 code (VCode) number located on the credit card. Failure to include this code will result in the rejection of your filing or service request.*

Credit Card Expiration Date: Month 08 Year 2022

Amount to Charge Card: USD $ 375.00

Order Information *(required)*

Entity Name/Order Reference: E Med Future Inc.

Card Holder Information:

Name as it Appears on the Account: Vincent Payne

Billing Address: 4054 Sawyer Road

City, State, Zip: Sarasota, FL 34233

Telephone: (941) 259-8005 Ext

Payment Authorization

I authorize the Secretary of State to bill an amount not to exceed the following to be charged to the above listed account(s):

X [signature]

Authorized Signature

Not to Exceed Amount: USD $ 375.00

Nevada Secretary of State ePayment Checklist
Revised: 1-5-15

BARBARA K. CEGAVSKE Secretary of State 202 North Carson Street Carson City, Nevada 89701 - 4201 Phone: (775) 684 - 5708 Website: www.nvsos.gov Profit Corporation Fee Schedule Effective 7 - 1 - 08 Page 1 PROFIT CORPORATIONS INITIAL FILING FEE : Pursuant to NRS 78, 80, 78A, and 89 Domestic and Foreign Corporations, Close Corporations and Professional Corporations. Fees are based on the value of the total number of authorized shares stated in the Articles of Incorporation as prescribed by NRS 78.760: $75,000 or less $75.00 over $75,000 and not over $200,000 $175.00 over $200,000 and not over $500,000 $275.00 over $500,000 and not over $1,000,000 $375.00 OVER $1,000,000 For the first $1,000,000 $375.00 For each additional $500,000 - or fraction thereof $275.00 Maximum fee $35,000.00 For the purpose of computing the filing fee, the value (capital) represented by the total number of shares authorized in the Articles of Incorporation is determined by computing the: A. total authorized shares multiplied by their par value or; B. total authorized shares without par value multiplied by $1.00 or; C. the sum of (a) and (b) above if both par and no par shares. Filing fees are calculated on a minimum par value of one - tenth of a cent (.001), regardless if the stated par value is less. The 24 - hour expedite fee for Articles of Incorporation for any of the above entities is $125.00 in addition to the filing fee based upon stock. The 2 - hour expedite fee is $500.00 in addition to the filing fee based upon stock. The 1 - hour expedite fee is $1000.00 in addition to the filing fee based upon stock. PLEASE NOTE: the expedite fee is in addition to the standard filing fee charged on each filing and/or order. 24 - HOUR EXPEDITE TIME CONSTRAINTS : Each filing submitted receives same day filing date and may be picked up within 24 - hours. Filings to be mailed the next business day if received by 2:00 pm of receipt date and no later than the 2nd business day if received after 2:00 pm. Expedite period begins when filing or service request is received in this office in fileable form. The Secretary of State reserves the right to extend the expedite period in times of extreme volume, staff shortages, or equipment malfunction. These extensions are few and will rarely extend more than a few hours. Nevada Secretary of State Fee Schedule - NF Profit Pg1 Revised: 1 - 5 - 15

BARBARA K. CEGAVSKE Secretary of State 202 North Carson Street Carson City, Nevada 89701 - 4201 Phone: (775) 684 - 5708 Website: www.nvsos.gov Profit Corporation Fee Schedule Effective 7 - 1 - 08 Page 2 OTHER PROFIT CORPORATION FEES: Articles of Association pursuant to NRS 89.210 (Professional Association) $75.00 Reinstatement Fee $300.00 Certificate of Amendment, minimum fee * $175.00 Certificate pursuant to NRS 78.209 (stock split), minimum fee * $175.00 Certificate pursuant to NRS 78.1955 (stock designation) $175.00 Amendment to Certificate pursuant NRS 78.1955 (stock designation) $175.00 Amendment of Modified Name $175.00 Restated Articles, minimum fee * $175.00 Certificate of Correction, minimum fee * $175.00 Certificate of Termination (includes filings pursuant to NRS 78.209, 78.380 and 78.390) $175.00 Termination Pursuant to NRS 92A $350.00 Articles of Merger * or Exchange $350.00 Dissolution of Corporation $100.00 Withdrawal of Foreign Corporation $100.00 Preclearance of any Document $125.00 Articles of Conversion; Articles of Domestication – contact office for fee information Revival of Corporation – contact office for fee information Ceremonial Charter $100.00 Certificate of Good Standing $50.00 Ceremonial Certificate of Good Standing $100.00 Initial List of Officers and Directors $150.00 Annual or Amended List of Officers and Directors See List Fee Schedule Annual List of Officers and Directors (Professional Association) $150.00 24 - Hour Expedite fee for above filings $125.00 Apostille $20.00 24 - Hour Expedite fee for above filing $75.00 Name Reservation $25.00 24 - Hour Expedite fee for above filing $50.00 Change of Noncommercial Registered Agent $60.00 Change of Registered Agent by Represented Entity $60.00 Resignation of Director or Officer $75.00 Resignation of Registered Agent (plus $1.00 for each additional entity listed) $100.00 24 - Hour Expedite fee for above filings $25.00 Certification of Documents – per certification $30.00 Copies – per page $2.00 Late Fee for List of Officers $75.00 Business License Fee (Professional Corporation created pursuant to NRS Chapter 89 - $200.00) $500.00 * Fee will be higher if stock is increased a significant amount, according to the initial filing fee schedule on page 1 of the profit corporation fee schedule. Maximum fee for an increase in stock is $35,000.00. 2 - Hour Expedite is available on all of the above filings at the fee of $500.00 per item. 1 - Hour Expedite is available on all of the above filings at the fee of $1000.00 per item. PLEASE NOTE: the expedite fee is in addition to the standard filing fee charged on each filing and/or order. 24 - HOUR EXPEDITE TIME CONSTRAINTS: Each filing submitted receives same day filing date and may be picked up within 24 - hours. Filings to be mailed the next business day if received by 2:00 pm of receipt date and no later than the 2nd business day if received after 2:00 pm. Expedite period begins when filing or service request is received in this office in fileable form. The Secretary of State reserves the right to extend the expedite period in times of extreme volume, staff shortages, or equipment malfunction. These extensions are few and will rarely extend more than a few hours. Nevada Secretary of State Fee Schedule - Profit Pg2 Revised: 7 - 1 - 15

BOARD RESOLUTION OF E MED FUTURE, INC We, the undersigned, being all the Directors of E Med Future Inc, organized and existing under the laws of Nevada, and having its principal place of business at 4054 Sawyer Road, Sarasota, Florida 34233 (the "Corporation"), hereby certify that the following is a true and correct copy of a resolution duly adopted at a meeting of the Directors of the Corporation duly held and convened on September 15, 2021, at which a quorum of the Board of Directors was present and voting throughout, and that such resolution has not been modified, rescinded or revoked, and is at present in full force and effect: Therefore, it is resolved: E Med Future Inc. will increase the aggregate number of shares that the Corporation will have authority to issue is Seven Hundred Fifty Million and Fifteen shares (750,000,015), of which Seven Hundred Fifty Million (750,000,000) shares will be Common Stock, with a par value of $0.001 per share, and Ten Million and Fifteen (10,000,015) shares will be preferred stock, with a par value of $ 0 . 001 per share . Shares of any class of stock may be issued, without shareholder action, from time to time in one or more series as may from time to time be determined by the board of directors . 09llt5/2021 D I at e - " ; I I \ ! ' I \ I 'I \ 09/15/2021 Date Circle this L.S. as there is no corporate seal.

CERTIFICATE OF SECRETARY The Secretary of the Corporation hereby certifies that he/she is the duly elected and qualified Secretary of E Med Future Inc and certifies that the above is a true and correct record of the . resol ion that was dul adopted by the Directors of the Corporation on September 15, 2021.

AMENDED AND RESTATED ARTICLES OF INCORPORATION OF

E MED FUTURE, INC.

ARTICLE I

The name of the corporation shall be E MED FUTURE, INC. (the "Corporation").

ARTICLE II

The period of its duration shall be perpetual.

ARTICLE III

The Corporation is organized purpose of conducting any lawful business for which a corporation may be organized under the laws of the State of Nevada.

ARTICLE IV

The aggregate number of shares that the Corporation will have authority to issue is Seven Hundred Fifty Million and Fifteen shares (750,000,015), of which Seven Hundred Fifty Million (750,000,000) shares will be Common Stock, with a par value of$0.001 per share, and Ten Million and Fifteen (10,000,015) shares will be preferred stock, with a par value of $0.001 per share. Shares of any class of stock may be issued, without shareholder action, from time to time in one or more series as may from time to time be determined by the board of directors. The board of directors of this Corporation is hereby expressly granted authority, without shareholder action, and within the limits set forth in the Nevada Revised Statutes,to:

(i) designate in whole or in part, the powers, preferences, limitations, and relative rights, of any class of shares before the issuance of any shares of that class;

(ii) create one or more series within a class of shares, fix the number of shares of each such series, and designate, in whole or part, the powers, preferences, limitations, and relative rights of the series, all before the issuance of any shares of that series;

(iii) alter or revoke the powers, preferences, limitations, and relative rights granted to or imposed upon any wholly unissued class of shares or any wholly unissued series of any class of shares;

(iv) increase or decrease the number of shares constituting any series, the number of shares of which was originally fixed by the board.of directors, either before or after the issuance of shares of the series; provided that, the number may not be decreased below the number of shares of the series then outstanding, or increased above the total number of authorized shares of the applicable class of shares available for designation as a part of the series;

(v) determine the dividend rate on the shares of any class of shares or series of shares, whether dividends will be cumulative, and if so, from which date(s), and the relative rights of priority, if any, of payment of dividends on shares of that class of shares or series of shares; ( vi) determine whether that class or series of shares will have voting rights, in addition to the voting rights provided by law, and, if so the terms of such voting rights; (vii) determine whether that class of series of shares will have conversion privileges and, if so, the terms and conditions, including provision for adjustment of the conversion rate in such events as the board of directors determines; ( viii) determine whether of not the shares of that class of shares or series of shares will be redeemable and, if so, the terms and conditions of such redemption, including the date or date upon or after which they are redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates: ( ix ) determine whether that class of shares or series of shares will have a sinking fund for the Redemption or purchase of shares of that class of shares or series of shares and, if so, the terms and amount of such sinking fund : (x) determine the rights of the shares of that class of shares or series of shares in the event of voluntary or involuntary, liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that class of shares or series of shares; and (xi) determine any other relative rights, preferences and limitations of that class of shares or series of shares. The allocation between the classes, or among the series of each class, or unlimited voting rights and the right to receive the net assets of the Corporation upon dissolution, shall be as designated by the board of directors . All rights accruing to the outstanding shares of the Corporation not expressly provided for to the contrary herein or in the Corporation's bylaws or in any amendment hereto shall be vested in common stock . Accordingly, unless and until otherwise designated by the board of directors of the Corporation, and subject to any superior rights as so designated, the Common Stock shall have unlimited voting rights and entitled to receive the net assets of the Corporation upon dissolution . ARTICLEV Provisions for the regulation of the internal affairs of the Corporation will be contained in its Bylaws as adopted by the Board of Directors. The number of Directors of the Corporation shall be fixed by its Bylaws. ARTICLE VI The Corporation shall indemnify any person against expenses, including without limitation, attorney's fees, judgements, fines, and amounts paid in settlement, actually and reasonably incurred by reason of the fact that he or she is or was a director of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, in all circumstances in which, and to the extent that, such indemnification is permitted and provided for by the laws of the State of Nevada then in effect . ARTICL E VII To the fullest extent permitted by the Nevada General Corporation Law as the same exists or may hereafter be amended, an officer or director of the Corporation shall not be personally liable to the "corporation or its stockholders for monetary damages. Effective date: September 15, 2021 Signe d before me thi s 15 t h day of September, 2021 ;._v """<.. LIJCIAF . PAYNE ••••••• Commissio n I G G 193871 Expire s March 8 1 2022 Sondel t '111 v BudglltNolal y Sinli:a ... . .,_ ... - , O F f \ .'::,